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   Magnum Hunter Resources, Inc.
   600 East Las Colinas Blvd., Suite 1200, Irving, TX  75039
   Phone (972) 401-0752      Fax   (972) 401-3110
   Internet Address:  http://www.magnumhunter.com



NEWS

                                                         FOR IMMEDIATE RELEASE
American Stock Exchange
   o  Common -  MHR
   o  Bonds -  MHR.B
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               MAGNUM HUNTER BOARD ANNOUNCES SHARE BUYBACK PROGRAM


Irving, Texas, September 8, 1998, Magnum Hunter Resources, Inc. ("Magnum Hunter") announced today that its Board of Directors has approved a stock repurchase program whereby the Company or its affiliates are authorized to repurchase up to one million shares of Magnum Hunter's common stock. Purchases under the program would be made in the open market or in privately negotiated transactions from time to time as market conditions warrant.

The Company has received formal approval from its senior bank group that provides a window for the Company to complete this program on or before April 30, 1999 and the cost of such purchases shall not exceed $4 million in the aggregate.

Gary C. Evans, President and CEO, commented, "We believe that at current market prices, Magnum Hunter's common stock is substantially undervalued and is therefore an attractive investment for the Company. At current price levels, Magnum Hunter is presently trading at over a 50% discount to the net asset value of the Company based upon prices being paid for proved reserves in the current commodity price environment."

                                      ####

Magnum Hunter Resources, Inc. is one of the nation's fastest growing independent exploration and development companies engaged in three principal activities: (1) the acquisition, production and sale of crude oil, condensate and natural gas;
(2) the gathering, transmission and marketing of natural gas; and (3) the managing and operating of producing oil and natural gas properties for interest owners.

The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate. Those statements, and Magnum Hunter Resources, Inc.'s business and prospects, are subject to a number of risks, including volatility of oil and gas prices, the need to develop and replace reserves, the substantial capital expenditures required to fund its operations, environmental risks, drilling and operating risks, risks related to exploration and development drilling, uncertainties about estimates of reserves, competition, government regulation, and the ability of the company to implement its business strategy. These and other risks are described in the company's reports that are available from the SEC.

             FOR FURTHER INFORMATION CONTACT: MICHAEL P. MCINERNEY,
                        INVESTOR RELATIONS (972) 401-0752